                      Exhibit 10(lxix)
                      ________________


                     USLIFE CORPORATION
                SUPPLEMENTAL RETIREMENT PLAN
               (AS AMENDED OCTOBER 22, 1996)


Unless otherwise required by the context, the terms used herein which are capitalized are defined in the USLIFE Corporation Retirement Plan (the "Retirement Plan"), as from time to time amended, and shall have the same meaning herein as used therein.

     1.   Purpose of the Plan
          ___________________

          This Supplemental Retirement Plan (the "Plan") is intended to be a non-qualified plan of deferred compensation covering a select group of highly compensated or management employees for the purpose of providing benefits in excess of the limitations on benefits under the Retirement Plan. This Plan is not intended to comply with the requirements of Section 401(a) of the Code. The Plan shall be administered and construed so as to effectuate this intent.

     2.   Eligibility
          ___________

          Eligible employees include (1) each Senior Vice President and above of USLIFE Corporation ("Company"), and each Chief Executive Officer of any wholly owned subsidiary of USLIFE Corporation,
          (2) all those serving as Vice President and above of USLIFE Corporation and all those serving as Senior Vice President and above in the subsidiaries of USLIFE Corporation, so long as their earnings as defined for purposes of this Plan exceeds the 401(a)(17) earnings limitation, as adjusted from time to time, (3) all those serving as Vice President and above in the subsidiaries of USLIFE Corporation, so long as they provide an Hour of Service after November 1, 1994 and their earnings as defined for purposes of this Plan exceeds the 401(a)(17) earnings limitation, as adjusted from time to time, and (4) all Participants in the USLIFE Corporation Deferred Compensation Plan for management, as well as any highly compensated or management employee of USLIFE Corporation who is selected by the Board of Directors of the Company.

     3.   Benefits
          ________

          The Plan shall provide a benefit to a Participant (or his spouse or beneficiary as the case may be) in an annual amount equal to the Participant's normal, early or vested retirement benefit to which he would be entitled under Article IV of the Retirement Plan and as otherwise provided under this Plan upon his termination of employment without the application of Code Sections 401(a)(17) and 415 reduced by the annual

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          amount of such benefit at such time under Article
          IV of the Retirement Plan recognizing the effect of such Code sections. If the Participant has not yet reached age 55 at such time, such offset shall not occur until his 55th birthday and shall at that time be based upon his benefit under the Retirement Plan payable at his 55th birthday. For Participants who retire after their normal retirement date, the benefit to which the Participant would be entitled under Article IV of the Retirement Plan upon his termination of employment if Code Sections 401(a)(17) and 415 were inapplicable shall only reflect continued benefit accruals beyond normal retirement date and shall ignore the actuarially increased normal retirement benefit.

          For all Participants providing an Hour of Service after December 31, 1993, Earnings effective from and after January 1, 1992 means wages, as defined in section 3401(a) of the Code, and all other payments of compensation to an employee by the Company (in the course of the Company's trade or business) for which the Company is required to furnish the Employee a written statement under section 6041(d) and 6051(a)(3) of the Internal Revenue Code, more commonly known as the wages, tips and other compensation reported on Form W-2 (hereinafter "W-2 earnings") including, among other things, payments to which the Employee is entitled under any employment contract, Restricted Stock Plan, Book Unit Plan and Annual Incentive Plan, all as amended from time to time before a Change-In-Control excluding therefrom (1) employee moving or relocation expenses, (2) any income related to the employee participation in USLIFE Stock Option Plans, with the exception of the value of any vested shares of restricted stock awarded as a result of a stock option exercise, and (3) any severance payments, except as hereinafter provided. Earnings shall be determined before (1) any adjustments related to the USLIFE Flexible Advantage Program, including any "vacation sell" dollars, any elections of medical or dental options or contributions made to the USLIFE Flexible Advantage Accounts for health or dependent care, and (2) contributions made under the ESP Option of the USLIFE Corporation Employee Savings and Investment Plan. Earnings shall also be increased to include any and all deferrals under the Deferred Compensation Plan for management. In the event of a Change In Control, Earnings also includes any regular or enhanced severance paid to the Employee to which the Employee is entitled as a result of any termination of employment initiated by the Company or the Participant if the Participant is not terminated by the Company for cause (which for Participants employed under Key Executive Employment Protection Agreements shall be limited to"Cause" as defined in such Agreement) occurring within three years after a Change In Control or three years after the expiration of any employment contract, whichever is later and which severance shall be included as a part of the

          Employee's Earnings for his final full year of employment unless its inclusion in the Earnings for the final year of employment or part thereof produces a higher Final Average Earnings. Notwithstanding anything to the contrary herein, in the event of a Change In Control, Earnings shall not include (1) the "Severance Amount" and "Tax Reimbursement Payment" paid or payable to a Participant under a Key Executive Employment Protection Agreement; or (2) the value of any Restricted Shares under the USLIFE Corporation Restricted Stock Plan which may become free of restrictions solely as the result of a Change In Control. For Participants providing an Hour of Service after November 1, 1994, in the event of a Participants voluntary or involuntary termination of employment after the bulk sale of assets, the merger of companies, discontinuance of a company's operations, the sale or divestiture of a company, or the relocation, consolidation or elimination of functions or positions if the Participant has not been terminated for cause as described above, Earnings also includes any regular or enhanced severance paid to the Employee. For Participants providing an Hour of Service after November 1, 1994, in the event of a Participant's voluntary or involuntary termination of employment after the bulk sale of assets, the merger of companies, discontinuance of a company's operations, the sale or divestiture of a company, or the relocation, consolidation or elimination of functions or positions, if the Participant has not been terminated by the Company for cause as described above, Final Average Earnings includes any regular or enhanced severance paid to the Employee, and the final year of employment is to be included in the three (3) year average of Final Average Earnings even if the final year is not a complete calendar year, but only if its inclusion produces the highest average amount.

          For the purpose of the benefit calculation, Years of Participation Service shall also include the Participant's total years of employment, counting as a full Year of Participation Service (1) all completed Plan Years and (2) any and all partial Plan Years (each and every partial Plan Year being treated as a full Year of Participation) from the Participant's date of hire through and including the date upon which the Participant's employment terminates or, if the Participant's employment is involuntarily terminated by the Company, the date upon which the Participant's employment is projected to terminate under any employment contract, whichever is longer.

     4.   Method of Payment
          _________________

          Unless a Participant receives a lump sum payment in accordance with Section 8, benefit payments shall be payable monthly (1/12 of the annual amount) and shall commence on the first day of the month coincident with or next following the date of the Participant's 55th birthday or his

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          termination of employment or death, if later.
          Such monthly benefit payments shall continue to the Participant for his life. In the case of those Participants in this Plan as of December 31, 1993, such payments shall be made to the Participant, or in the case of the Participant's death to his spouse or beneficiary, as the case may be, through the month when the Participant would have reached his actual 80th birthday, or for 180 months (15 years) from the date that the benefits commence to the Participant, his spouse or beneficiary, whichever is later ("Guaranteed Period"). Those who only participate in the Plan after December 31, 1993 are to have all of the benefit options available under Article V of the Retirement Plan. Those employees who participated in the Plan as of December 31, 1993 and continued to participate thereafter are to have the Guaranteed Period option under this section and all of the benefit options under Article V of the Retirement Plan.

          5.   Vesting
               _______

          A Participant shall be fully vested upon his being credited with ten Years of Service under the Retirement Plan or upon his death after attaining age 55 if he is fully vested under the Retirement Plan. Except as may be provided in Section 6 below, should a Participant terminate employment with the Company prior to being credited with at least ten Years of Service under the Retirement Plan, he shall forfeit all of his benefits under this Plan and no benefit shall thereafter be payable to such Participant, or to his spouse or beneficiary.

          6.   Special Rules
               _____________

          In the event of the occurrence of a Change In Control which means (i) a merger or consolidation to which the Company is a party and for which the approval of any shareholders of the Company is required; (ii) any "person" (as such term is used in Sections 13(d) and 14(d)2 of the Securities Exchange Act of 1934, as amended) becoming the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company's then outstanding securities; (iii) a sale or transfer of substantially all of the assets of the Company;
          (iv) a liquidation or reorganization of the Company; or (v) the occurrence of any Flip Over Transaction or Event, as defined in Section 1.1(j) of the Amended and Restated Rights Agreement, as amended from time to time prior to the occurrence of any such transaction or event that otherwise would have previously been considered a Flip Over Transaction or Event, then (A) the benefit under this Plan of each Participant who is then employed by the Company shall fully (100%) vest immediately, (B) for purposes of determining the accrued benefit to which the Participant would be hypothetically entitled under the

          Retirement Plan as per the first clause of Section 3 of this Plan, his Final Average Earnings, his Years of Participation Service and his age will be redefined to include service (treating any and all partial Plan Years as full Years of Participation Service) with USLIFE through the projected end of his key executive employment protection agreement with the Company then in effect, as well as any regular or enhanced severance payments (and service reflected by such severance payments) to which he may be entitled. In such case, the Participant's benefit under this Plan shall be determined as of the date of such event in accordance with Section 3 of the Plan (taking into account his additional deemed earnings, service and severance pay and service as per the foregoing sentence and his hypothetical age in determining any appropriate reduction factors) and shall commence, based upon his hypothetical age, to be paid to the Participant as provided in Section 4 of the Plan, or, if later, on the first day of the first month at least thirty (30) days after the Participant's salary is discontinued or reduced (whether or not the Participant has terminated employment).

     7.   Death Benefits
          ______________

          Should a Participant die before all benefit payments to him under this Plan have been completed, the following shall apply:

          A. If a vested, married Participant dies before his Normal Retirement Date under the Retirement Plan and before his benefit payments under this Plan have commenced, his spouse shall be entitled to receive a death benefit with respect to the Participant's benefits under this Plan determined in the same manner, and subject to the same rules, as provided in Article V of the Retirement
               Plan and Section 3 of this Plan without
               regard to Code Sections 401(a)(17) and 415.

          B. If a vested Participant who participated in the Plan as of December 31, 1993 dies after benefit payments under this Plan have commenced, or after he has reached his Normal or Early Retirement Date under the Retirement Plan, the Participant's spouse, if at the time of his death the Participant was married, or the Participant's beneficiary, if at the time of his death he was not married, will be entitled to receive the monthly payments for the duration of the Guaranteed Period that were being paid or would have been paid to the Participant while he was alive. If such spouse or other beneficiary, as the case may be, dies before receiving all of the monthly payments for the duration of the Guaranteed Period, then the remaining payments during such Guaranteed Period shall be paid to the estate of such person as a lump sum (determined using the GAM 1983 Male Mortality Table and the interest discount rate described in Section 8(f)(iii), except that the rate is to be determined based on the said yield on the last business day of the month preceding the date of death), or the installments over the remaining Guaranteed Period shall continue, as the Company, in its discretion decides.

          C. If any vested Participant who provided an Hour of Service after December 31, 1993 dies after benefit payments have commenced, or after he has reached his Normal Retirement Date under the Retirement Plan, his spouse or beneficiary, as the case may be, will also continue to have those benefit options provided under Article V of the Retirement Plan, with the benefit determined in the same manner, and subject to the same rules, as provided in Article V of the Retirement Plan without regard to Sections 401(a)(17) and 415 of the Code.

Except as provided in paragraph (A), (B) or (C) above or in
Section 4, no death benefit shall be payable under this Plan.

     8.   Lump Sum Payment
          ________________

          a. If the lump sum value of a benefit payable to a Participant, his spouse or beneficiary is less than $25,000 (as determined in accordance with paragraph (f) hereof) the Company may direct that such benefit be paid as such lump sum.

          b. Notwithstanding anything else to the contrary herein, effective for benefits payable on or after October 22, 1996, a Participant may also elect to receive his benefits payable under the Plan in the form of a lump sum payment, by filing a written election with the Administrative Committee. No such election shall be valid unless: (i) it is made at least twelve months prior to the date that benefits would otherwise be payable in accordance with Section 4 of the Plan, or
               (ii) the election is made within the 12-month period following the adoption of this restated plan to provide for lump sum payments under this Plan and the Administrative Committee approves the election, or (iii) the election is made subsequent to the Participant's termination of employment by the Company and the Administrative Committee approves the election. A Participant may revoke or change his election any number of times, but only if such revocation or change is made at least twelve months prior to the date that benefits would otherwise be payable.

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          c.   The maximum lump sum payable in accordance
               with this Section is $2,000,000.

          d. The Plan will pay the elected lump sum in the December which is coincident with or next following the date of the Participant's 55th birthday or his termination of employment or death, if later, unless the aggregate lump sum payments of all Participants entitled to receive payments in the same Plan Year exceed the sum of the service cost and interest cost components of the Plan's pension expense, resulting in "plan settlement" accounting under SFAS 88 (the "threshold sum"). If the aggregate lump sum payments exceed the threshold sum, then the lump sum payment of the Participants (after payment of any Participant whose lump sum is less than $25,000) shall be reduced on a pro-rata basis so that the aggregate lump sum payments do not exceed the threshold sum.

          e. If any Participant cannot be paid the full lump sum benefit because of the limitations under paragraphs (c) or (d) and the lump sum value of the balance of a Participant's Accrued Benefit is $25,000 or less, then such lump sum value, adjusted for interest, shall be paid in the December of the year following the date on which the first lump sum payment was made. If the balance of the Accrued Benefit exceeds $25,000, it shall be payable as otherwise provided under this Plan with the first monthly payment being made on the January 1st following the date on which the lump sum payment is made.

          f.   The lump sum value of a Participant's Accrued
               Benefit shall be determined using the
               following assumptions:

                    (i)  Mortality shall be determined using
                         the 1983 GAM Male Mortality Table.

                    (ii) The assumed retirement age shall be
                         the greater of age 55 or the
                         employee's age on the date benefits
                         are payable.

                    (iii)     The interest discount rate
                         shall be 65% of the sum of (A) the
                         yield on Treasury Bonds as
                         published under the caption "Lehman
                         Brothers Long T-Bond" in the Wall
                         Street Journal on the September
                         30th (or the first business day
                         thereafter) preceding the date on
                         which the lump sum is scheduled to
                         be paid and (B) two percent.

          g. Effective on and after October 22, 1996, in the event of a Change In Control, all Participants, whether or not an election has been filed, are to be paid their total
               Accrued Benefit on an immediate lump sum basis. In the event benefits are payable under Section 6, the assumed retirement age shall be the Employee's age on the date that monthly benefits would have been payable under Section 6.

     9.   Nonassignability
          ________________

          The benefits of a Participant (or his spouse or beneficiary as the case may be) shall not be transferable or assignable except by reason of the laws of descent and distribution.

     10.  Taxation
          ________

          If a Participant, his spouse or beneficiary, is determined to be subject to Federal income tax on any benefits under the Plan prior to the time such benefits are payable, then the entire amount of benefits payable to such person under this Plan shall be due and payable at once, in a single lump sum, determined using the GAM 1983 Male Mortality Table and the interest discount rate described in
          Section 8(f)(iii), except that the rate is to be determined based on the said yield on the last business day of the month preceding the date on which Federal income tax is determined to be due. A benefit shall be determined to be subject to federal income tax upon the earliest of (a) a final determination by the United States Internal Revenue Service addressed to the Participant, his spouse or his beneficiary, as the case may be which is not appealed to the courts, or (b) a final determination by the United States Tax Court or any other Federal court affirming any such determination by the Internal Revenue Service, or
          (c) an opinion by counsel chosen by the Company addressed to the Company that by reason of treasury regulations, amendments to the Internal Revenue Code, published Internal Revenue Service Rulings, court decisions or other substantial precedents, such benefits are subject to Federal Income Tax prior to payment. The Company shall undertake to defend, and bear the expense of, any tax claims described herein which are asserted by the Internal Revenue Service or by the taxing authority of any State or locality against any Participant, his spouse or beneficiary, including the expense of attorney fees and costs of appeal, and shall have the sole authority to determine whether or not to appeal any determination made by the Internal Revenue Service, or by any taxing authorities of any State or locality, or by any court. The Company agrees to reimburse any Participant, his spouse or beneficiary for any interest or penalties in respect of Federal, State or local tax claims hereunder upon receipt of documentation of the same.

     11.  Miscellaneous
          _____________

          (a)  The plan shall be administered by the
          Administrative Committee ("Committee") established under the Retirement Plan and any decision of said Committee with respect to questions arising as to the interpretation of this Plan, including the severability of any or all of the provisions thereof, shall be final, conclusive and binding.

          (b)  The Board of Directors of the Company
          reserves the right to modify this Plan from time to time, or to terminate the Plan entirely. Benefits accrued under the Plan as of the date of any amendment or termination shall not be reduced. The Plan shall automatically terminate simultaneously with the termination of the Retirement Plan, in which case all benefits shall be paid as of the first day of the month coincident with or next following such event in a single lump sum (determined using the GAM 1983 Male Mortality Table and the interest discount rate described in Section 8(f)(iii), except that the rate is to be based upon the said yield on the last business day of the month preceding the event).

          (c) Nothing contained herein shall prohibit the Company from establishing a "Rabbi Trust" for the purpose of accumulating funds to pay benefits under this Plan for any or all Participants, their spouses, or beneficiaries; provided, however, that the assets of such Rabbi Trust shall be available to the creditors of the Company if the Company is unable to pay its debts as they fall due, or bankruptcy or insolvency proceedings have been initiated by the Company's creditors or the Company itself, or by any third party, under the Bankruptcy Act of the United States or the bankruptcy laws of any state, alleging that the Company is insolvent or bankrupt. If, in accordance with the terms of a Rabbi Trust, any funds held in such trust revert back to the Company, such reversion shall not in any manner reduce or diminish the obligation of the Company under this Plan to any Participant.

          (d) Any liability of the Company to any person with respect to benefits payable under the Plan shall be based solely upon such contractual obligations, if any, as shall be created by the Plan.

          (e) If upon the payment of any benefits to any person under the Plan, the Company shall be required to withhold any amounts with respect to such payment by reason of any Federal, State or local tax laws, rules or regulations, then the Company shall be entitled to deduct and withhold such amounts from any such payments. In any event, such person shall make available to the Company, promptly when requested by the Company, sufficient funds or other property to meet the requirements of such withholding, and the Company shall be entitled to take and authorize such steps as it may deem advisable in order to have the amounts required to be withheld made available to the Company out of any funds or property due or to become due to such person, whether under this Plan or otherwise.

     12.  Claims Procedure
          ________________

          The Committee shall establish a procedure for the resolution of disputes and dispositions of claims arising under the Plan. Until modified by the Company, this procedure is as follows:

          Any Participant, former Participant, or any spouse or other beneficiary of such Participant or former Participant may, if he so desires, file with the Committee a written claim for benefits under the Plan. Within sixty (60) days after the filing of such a claim, the Committee shall notify the claimant whether his claim is upheld or denied. The Committee may, under special circumstances, extend the period of time for processing a claim by an additional sixty (60) days. If such an extension of time is required, written notice shall be furnished to the claimant or his duly authorized representative prior to the termination of the initial sixty (60) day period. Such notice will indicate the special circumstance requiring an extension. In the event the claim is denied, the Committee shall state in writing:

          a)   the specific reasons for the denial;

          b)   specific references to pertinent Plan
          provisions on which the denial is based;

          c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

          d) an explanation of the claim review procedure set forth in this Section 12.

          Within sixty (60) days after receipt of notice that his claim has been denied, the claimant or his duly authorized representative may file with the Committee a written request for a review hearing and may, in conjunction therewith, submit written issues and comments. The Committee shall then schedule, within sixty (60) days after the filing of such request, a full and fair hearing of the claim before the Committee. The Committee may, under special circumstances, extend such period of time by an additional sixty (60) days. Prior to said hearing, the claimant or his representative shall have a reasonable opportunity to review a copy of the Plan and other pertinent documents in the possession of the Committee. The Committee shall communicate their decision in writing to the claimant within thirty
          (30) days after the hearing. Any claim for benefits and any request for a review hearing hereunder must be filed on forms to be furnished by the Committee upon a claimant's request.

     13.  Successors
          __________

          This Plan shall be binding upon and inure to the benefit of any successor to the Company or its business as the result of merger, consolidation, reorganization, transfer of assets or otherwise and any subsequent successor thereto. In the event of any such merger, consolidation, reorganization, transfer of assets or other similar transaction, the successor to the Company or its business or any subsequent successor thereto shall promptly notify the Participants in writing of its successorship. In no event shall any such transaction described herein suspend or delay the rights of Participants, spouses or beneficiaries to receive benefits hereunder.

     14.  Choice of Law
          _____________

          This Plan shall be construed in accordance with the laws of the State of New York except to the extent such laws are pre-empted by the Employee
          Retirement Income Security Act of 1974, as amended.